Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We do hereby consent to the use of our name in “Item 2. Properties” of the Annual Report on Form 10-K of Stone Energy Corporation (the “Company”) for the year ended December 31, 2014 and to the incorporation by reference thereof into the Company’s previously filed Registration Statements on Form S-8 (Registration Nos. 33-67332, 333-51968, 333-64448, 333-87849, 333-107440, 333-160424 and 333-174992) and Form S-3 (Registration No. 333-184532) and to the inclusion of our report dated February 9, 2015 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons

Name:	Danny D. Simmons, P.E.
Title:	President and Chief Operating Officer

Houston, Texas

February 26, 2015